Exhibit 10.6

Implementation Agreement
for Teletronics(Beijing) Science & Technology Co., Ltd
(Abbreviated: Teletronics (Beijing))

to provide Long Term Technical Support to Zhe Jiang Xun Yun Tian Technology, Co.
(Abbreviated: XYT)

April 13, 2013

Preface

Fully in line with the guideline provided in Dec. 20, 2012 in Investment Agreement between Fujian Hao Hai investment Co. and Teletronics (Beijing) for jointly investing in a new corporation (NEWCO) to promoted Teletronics (Beijing)’s underground communications technology, the NEWCO is now established. Accordingly, all technology right by Fujian Hao Hai is now inherited by the NEWCO. The NEWCO’s name is Zhe Jiang Xun Yun Tian Technology Co. (abbreviated as XYT). Dr. Fang Dah Jeng is invited to be the first term Chairman of the Board, and Mr. Lin De Qing is invited to be the first term General Manager and the Legal Representation of XYT, all to pursue the clear defined goal as specified in the original Investment Agreement, which stated:

“Strategically (XYT) shall push technology and business in parallel, with mutual complmentation and support, using business assets to support and expand high tech advancement, leading XYT for quick growth, up-grade, and reputation establishment, in order to achieve public trading within 5 years.”

In order to achieve the defined goal, Teletronics (Beijing) and XYT has reached this Implementation Agreement as below.

1. Teletronics (Beijing) and XYT individually as well as jointly pledge to honor the original Investment Agreement.

2. Teletronics (Beijing) agrees to provide technical service to XYT in 3 general categories:

Category A- Routine Technical Support to XYT in providing technology, business team formation and training, initial contract solicitation to potential customers, in order to create business opportunities and transactional contracts.

Category B – Conduct high-end wireless technology R & D and transfer to XYT, in order to allow Teletronics (Beijing) and XYT securing their leading wireless technology position in China for achieving business contracts.

Category C – Support of XYT’s transactional contracts, pursue of business profit, and secure subsequent contract follow-ups, in order to make XYT quick growth, up-grade and create strength for becoming a public company.

3. XYT Payment Promises to Teletronics (Beijing)

Category A – Monthly Labor Cost in RMB with the inclusion of material and domestic travel expenses and taxes.. The period of payment is tentatively set from March 2013 to October 2014, (totaling 18 months).

Category B – R&D labor fee in RMB plus tax per quarter, to be paid after Teletronics (Beijing) submits its quarterly Performa Invoice specifying R&D topics and deliverables. The quarterly date for Performa invoice and payment is set as April, August and December. The covered payment period for XYT is tentatively set as from March to October 2014, totaling 20 months.

Category C – Payment shall be according to contracts entered between XYT and its customers, in which Teletronics (Beijing) are actively supporting. While XYT being the Prime Contractor, Teletronics shall be entitled to an agreed percentage of the net profit, and to be paid by XYT to Teletronics(Beijing). For XYT derived contracts but with Teletronics (Beijing) assuming the Prime Contractor, XYT shall be responsible for all contractual implementation expenses and it shall be entitled to an agreed percentage of the net profit.

4. Teletronics Payment Promises to XYT

4.1 Teletronics (Beijing) agrees to permit all closing assets of Zejiang Tian Dian Tong, the precursor company of XYT, to XYT to be used for payments of 3A and 3B above.

4.2 Teletronics (Beijing) agrees to provide products at a favorable price to XYT to allow XYT to be the whole seller to its customers.

5. Teletronics (Beijing) Additional Promises

5.1 Permission for XYT to use Teletronics(Beijing)’s Brand Names, Logos, Licenses, Prototypes for its business promotion and marketing.

5.2 Conducting technical training to XYT’s recruited technical personnel, supporting the training of at least 5 key technical staffs with the goal of marking them conversed with underground communications and capable of directing XYT’s own R & D work, and independent operations of related business undertakings. At appropriate situations, Teletronics (Beijing) personnel would assume XYT’s ID and support XYT’s marketing promotions.

5.3 With a reviewing schedule set by the end of October 2013, Teletronics (Beijing) shall support XYT to create an assembly garage toward the realization of assembled-in-China for the majority of the underground communications systems.

5.4 The intellectual propertly right derived from Category B R & D prior to the end of October 2014 shall be co-owned by Teletronics (Beijing) and XYT. The privileges derived from Category C contract work shall also be co-owned by the two parties, with each party has unlimited right to use it.

5.5 During the month of October 2014, Teletronics (Beijing) and XYT shall confer on further cooperations, including stock acquisition, exchange, or keeping the status quo. The timing of such conference can be advanced or delayed by joint decisions. Teletronics (Beijing) agrees, that in the event of being acquired, Teletronics International, the mother company of Teletronics (Beijing) shall not create any third corporation, either fully owned or partially participated by Teletronics, and all sales orders in China shall be going through XYT or Teletronics (Beijing).

5.6 Openning up Teletronics (Beijing)’s current sales channels, allowing XYT suitably involved for promoting XYT’s own business promotion.

5.7 Teletronics (Beijing) shall actively support XYT’s application of grants at national as well as regicidal level. All funding received shall belong to XYT alone.

5.8 All cooperation between Teletronics (Beijing) and XYT, once started, Teletronics (Beijing) agrees it shall not engage with any third party competitors for similar business cooperation. Not with standing, previously existing customers and business are not an effected by this provision.

All above promises shall remain effective as long as XYT fulfills its payment promises as specified in Article 3 above.

6. XYT Independent Growth Provisions

Any provisions of this Agreement shall not hindred XYT’s self and independent growth, including cooperation with companies other than Teletronics (Beijing) which are complementary or even competitive to Teletronics (Beijing). All such cooperation shall be transparent and Teletronics (Beijing) shall be timely informed by written notification, as to avoid any unnecessary misunderstandings.

Such competitive items once identified, Teletronics (Beijing) shall no longer be bonded by the provisions of this Agreement for the identified business.

Other administration provisions shall be identical to the original investment agreement and therefore not repeated here.

Consenting Signature by two parties

Signature of Wang Xiao Lu	Signature of Lin De Qing
Teletronics (Beijing), General Manager	XYT, General Manager
Telephone: 13501107189	Telephone: 18305821888

Witeness
Signature of Fang Dah Jeng	Signature of Liang Li Zhu